Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 28, 2010, relating to (i) the consolidated financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of new accounting provisions regarding noncontrolling interests), and (ii) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Company for the year ended May 31, 2010.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 16, 2010